Exhibit 12

UDR, INC.
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years Ended December 31,
	2007	2006	2005	2004	2003

Income/(loss) before discontinued operations, net of minority interests	$13,219	$(85,497)	$(58,960)	$(52,921)	$(53,049)
Add:
Portion of rents representative of the interest factor	871	679	667	651	651
Minority interests	(16)	(6,373)	(4,539)	(5,082)	(6,138)
Interest on indebtedness from continuing operations	174,677	179,074	159,433	118,504	109,275

Earnings	$188,751	$87,883	$96,601	$61,152	$50,739

Fixed charges and preferred stock dividend:
Interest on indebtedness from continuing operations	$174,677	$179,074	$159,433	$118,504	$109,275
Capitalized interest	13,244	5,173	2,769	986	1,808
Portion of rents representative of the interest factor	871	679	667	651	651

Fixed charges	188,792	184,926	162,869	120,141	111,734

Add:
Preferred stock dividend	13,911	15,370	15,370	19,531	26,326
Accretion of preferred stock	2,261	—	—	5,729	19,271

Preferred stock dividend and accretion of preferred stock	16,172	15,370	15,370	25,260	45,597

Combined fixed charges and preferred stock dividend	$204,964	$200,296	$178,239	$145,401	$157,331

Ratio of earnings to fixed charges	—	—	—	—	—
Ratio of earnings to combined fixed charges and preferred stock dividend	—	—	—	—	—

For the year ended December 31, 2007, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $41.0 thousand.

For the year ended December 31, 2007, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $16.2 million.

For the year ended December 31, 2006, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $97.0 million.

For the year ended December 31, 2006, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $112.4 million.

For the year ended December 31, 2005, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $66.3 million.

For the year ended December 31, 2005, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $81.6 million.

For the year ended December 31, 2004, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $59.0 million.

For the year ended December 31, 2004, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $84.2 million.

For the year ended December 31, 2003, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $61.0 million.

For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $106.6 million.